Exhibit 107

Calculation of Filing Fee Tables

FORM S-8

(Form Type)

BARNES & NOBLE EDUCATION, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title (1)	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common stock, $0.001 par value per share	Rule 457(a) (2)	4,500,000 (3)	$0.889	$4,000,500	$147.60 per $1,000,000	$590.48

Total Offering Amounts					$4,000,500		$590.48

Total Fee Offsets							—

Net Fee Due							$590.48

(1)

Represents 4,500,000 shares of common stock, par value $0.01 per share (“Common Stock”), of Barnes & Noble Education, Inc., a Delaware corporation (“we,” “our,” “us,” or the “Company”) available for issuance under the Company’s Second Amended and Restated Equity Incentive Plan (the “Equity Plan”). Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (this “Registration Statement”) filed by the Company shall also cover any additional shares of Common Stock that may become issuable under the Equity Plan pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without receipt of consideration which results in an increase in the number of the registrant’s outstanding shares of Common Stock.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act, and based on the average of the high and low sale prices of the Common Stock, as quoted on The New York Stock Exchange, on October 18, 2023.